April 20, 2005


Mail Stop 0409

	VIA U.S. MAIL AND FAX (713) 353-9421

Mr. Kent Watts
Director, Chief Executive Officer and
  Chief Financial Officer
Hyperdynamics Corporation
9700 Bissonnet, Suite 1700
Houston, TX 77036

Re:	Hyperdynamics Corporation
	Form 10-KSB for the year ended June 30, 2004
	Forms 10-QSB for the quarters ended December 31, 2004
      File No. 000-25496

Dear Mr. Watts:

      We have completed our review of your Forms 10-KSB and 10-QSB referenced above and do not, at this time, have any further comments.


						Sincerely,



Linda van Doorn
Senior Assistant Chief Accountant














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